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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): MARCH 20, 2007



                          STANDARD MOTOR PRODUCTS, INC.
             (Exact Name of Registrant as Specified in its Charter)



           NEW YORK                   1-4743                   11-1362020
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        (State or Other             (Commission             (I.R.S. Employee
Jurisdiction of Incorporation)      File Number)         Identification Number)



           37-18 NORTHERN BOULEVARD, LONG ISLAND CITY, NEW YORK 11101 (Address of Principal Executive Offices, including Zip Code)



        Registrant's Telephone Number, including Area Code: 718-392-0200




                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

REVOLVING CREDIT FACILITY

On March 20, 2007, we entered into the Second Amended and Restated Credit Agreement with General Electric Capital Corporation, as agent, and a syndicate of lenders for a secured revolving credit facility ("Restated US Agreement"). The Restated US Agreement replaces our previous Amended and Restated Credit Agreement which provided for a $305 million credit facility and which was to expire in 2008. The Restated US Agreement provides for a line of credit of up to $275 million and has a term of five years. The Restated US Agreement also provides a $50 million accordion feature, which would allow us to expand the facility. Direct borrowings under our Restated US Agreement bear interest at the LIBOR rate plus the applicable margin (as defined), or floating at the Index Rate plus the applicable margin, at our option. The Restated US Agreement is guaranteed by our same subsidiaries and secured by our same assets as the previous $305 million credit facility.

Borrowings under the Restated US Agreement are collateralized by substantially all of our assets, including accounts receivable, inventory and fixed assets, and those of certain of our subsidiaries. At any time our borrowing availability in the aggregate is less than $30 million and until such time that we have maintained an average borrowing availability in the aggregate of $30 million or greater for a continuous period of ninety (90) days, the terms of our Restated US Agreement provide for, among other provisions, financial covenants requiring us, on a consolidated basis, (1) to maintain specified levels of fixed charge coverage at the end of each fiscal quarter (rolling twelve months), and (2) to limit capital expenditure levels. Availability under our Restated US Agreement is based on a formula of eligible accounts receivable, eligible inventory and eligible fixed assets. Our Restated US Agreement also permits dividends and distributions by us provided specific conditions are met. We maintain ordinary banking relationships with General Electric Capital Corporation, certain of the other lenders and their respective affiliates. For these services, the parties have received, and may in the future receive, customary compensation and expense reimbursement.

CANADIAN TERM LOAN

On March 20, 2007, we amended our credit agreement with GE Canada Finance Holding Company, for itself and as agent for the lenders ("Amended Canadian Agreement"). The Amended Canadian Agreement amends our existing $7 million credit agreement which was to expire in 2008. The Amended Canadian Agreement provides for a line of credit of up to $12 million, which amount is part of the $275 million available for borrowing under our Restated US Agreement. The Amended Canadian Agreement is guaranteed and secured by us and certain of our wholly-owned subsidiaries and is coterminous with the term of our Restated US Agreement. Direct borrowings under the Amended Canadian Agreement bear interest at the Canadian Bankers Acceptance rate plus the US revolver applicable margin (as defined), or floating at the Index Rate plus the applicable margin, at our option.


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The descriptions set forth above are qualified by the Second Amended and
Restated Credit Agreement filed herewith as exhibit 10.22 and by the First Amendment Agreement filed herewith as exhibit 10.23.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

As described in Item 1.01 above, as a result of our entry into the Restated US Agreement, our existing $305 million credit facility under the Amended and Restated Credit Agreement terminated as of March 20, 2007. The $305 million credit facility was entered into on February 7, 2003 with General Electric Capital Corporation, as administrative agent for the various lenders. We are not obligated to pay any early termination or prepayment penalties in connection with the termination of the existing $305 million credit facility. The information set forth in Item 1.01 above is incorporated by reference into this
Item 1.02.

ITEM 8.01.  OTHER EVENTS

In connection with the entering into the Restated US Agreement, we issued a press release on March 21, 2007, announcing the consummation of the transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS


     (c) Exhibits.

         10.22 Second Amended and Restated Credit Agreement, dated as of March 20, 2007, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corp., as agent and lender, Bank of America, N.A. and Wachovia Bank, N.A., as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

         10.23 First Amendment Agreement, dated as of March 20, 2007, among SMP Motor Products, Ltd., as borrower and the other credit parties thereto, and GE Canada Finance Holding Company, as lender and agent, and the other lenders thereto.

         99.1 Press release dated March 21, 2007, announcing the consummation of the Second Amended and Restated Credit Agreement.




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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        STANDARD MOTOR PRODUCTS, INC.


                                        By: /S/ JAMES J. BURKE
                                        ----------------------
                                            James J. Burke
                                            Vice President Finance,
                                            Chief Financial Officer

Date: March 20, 2007




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                                  EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION


10.22 Second Amended and Restated Credit Agreement, dated as of March 20, 2007, among Standard Motor Products, Inc., as borrower and the other credit parties thereto, and General Electric Capital Corp., as agent and lender, Bank of America, N.A. and Wachovia Bank, N.A., as lenders and co-syndication agents, JPMorgan Chase Bank, N.A., as lender and as documentation agent, and the other lenders thereto.

10.23 First Amendment Agreement, dated as of March 20, 2007, among SMP Motor Products, Ltd., as borrower and the other credit parties thereto, and GE Canada Finance Holding Company, as lender and agent, and the other lenders thereto.

99.1 Press release dated March 21, 2007, announcing the consummation of the Second Amended and Restated Credit Agreement.







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